EXHIBIT 99.1

Parnell F. Delcham
690 Coleman Ave., Apt.#7
Menlo Park, Ca  94025
March 12, 2008

Hugo Cancio
Fuego Entertainment, Inc.
hugo.cancio@fuegoentertainment.net

Dear Hugo,

I will be assuming an officer position at a new company beginning June 2, 2008. Under the terms of my new agreement my participation on the Board of Directors of Fuego comes in direct conflict with the scope of service s directed specifically under my new scope of responsibilities. Also, my employer requires my absolute full attention as we are will be in the midst of an aggressive plan of expansion, that will require the employment of all my resources and time. With that said, I must tender my resignation from the Board of Directors of Fuego, effective on March 31, 2008.

It was a pleasure serving under your leadership and participating in the launch of what will soon to be one of the world’s most innovative multi-media entertainment company. My love for music and Latin culture was greatly enriched through my experiences with you. I hope in my new capacity at my new appointment that we will be able to continue a relationship that would further myour passion for music, film and entertainment. I also look forward to the growth of our friendship for years to come.

Please do not hesitate to call if I could be of any further assistance. My new number as of May 1, 2008, will be (702) 349-4044.  Speak to you soon.

Sincerely Yours,

/s/   Parnell F. Delcham

Parnell F. Delcham